EXHIBIT 99.17

Ambac Financial Group, Inc.
One State Street Plaza
New York, NY 10004
212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Website: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES DEBENTURE

OFFERING AND INTENTION TO CALL $200 MILLION

OF LONG-TERM DEBENTURES

NEW YORK, March 18, 2003—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) announced today the commencement of an offering of $100 million aggregate principal amount of debentures. The offering amount may be increased based upon demand. The interest rate, maturity and other terms of the debentures will be determined at pricing and the offering is expected to close on or about March 24, 2003.

In connection with the offering, Ambac also announced its intention to use the proceeds from the sale of the debentures together with other corporate funds to redeem $200 million aggregate principal amount of the 7.08% debentures due March 31, 2098. The 7.08% debentures, which were issued on April 1, 1998, are callable at par on or after March 31, 2003. The redemption of the 7.08% debentures is subject to the successful debenture offering and Ambac Board of Directors approval.

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, is a leading guarantor of municipal and structured finance obligations. It has earned triple-A ratings, the highest ratings available, from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).